Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Fly-E Group, Inc. on Amendment No. 3 to Form S-1 (File No. 333-276830) of our report dated August 11, 2023, except for Note 8, as to which the date is April 22, 2024, with respect to our audit of the consolidated financial statements of Fly-E Group Inc. as of March 31, 2023 and for the year then ended, which report appears in the Prospectus, and as part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Marcum Asia CPAs LLP

New York, New York

May 3, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com